Exhibit 99.1
                                                                    ------------

Press Release

Source:  Weststar Financial Services Corporation
Asheville, North Carolina
October 29, 2003



Weststar Financial Services Corporation Issues Trust Preferred Securities

Weststar Financial Services Corporation announced today that it has issued $4 million in trust preferred securities through its wholly owned Delaware statutory trust, Weststar Financial Services Corporation I. Weststar's President, G. Gordon Greenwood, stated that "issuance of the trust preferred securities will enable Weststar and Bank of Asheville to continue to pursue their strategy of measured growth as well as position us to respond to other opportunities which may arise in our market."

Weststar issued a corresponding amount of subordinated debentures to Weststar Financial Services Corporation I in connection with the issuance of the trust preferred securities. Weststar invested the majority of the proceeds into common stock of The Bank of Asheville, its bank subsidiary. Approximately $3 million of the proceeds qualify as Tier I capital and the remainder as Tier II capital under regulatory guidelines.

The transaction closed on October 10, 2003. Weststar Financial Services Corporation (OTC: Bulletin Board "WFSC") is the bank holding company for The Bank of Asheville, which operates full-service locations at 79 Woodfin Place and 557 New Leicester Highway, Asheville; 6 Dogwood Road, Candler and 2349 Hendersonville Road, Arden.

For additional information, contact Randall C. Hall, Executive Vice President at
828.232.2904 or rhall@bankofasheville.com.
                --------------------------